Exhibit 10.11

ILLINOIS CASUALTY COMPANY (A MUTUAL INSURANCE COMPANY)

Rock Island, Illinois

PROPERTY FACULTATIVE PER RISK EXCESS OF LOSS

REINSURANCE CONTRACT

Illinois Casualty Company
11399N16 (Eff: 1-1-16)
Property Facultative Per Risk XOL	12-4-15

TABLE OF CONTENTS

ARTICLE		PAGE

I	BUSINESS COVERED	1

II	RETENTION AND LIMIT	1

III	TERM	2

IV	TERRITORY	2

V	EXCLUSIONS	2

VI	SPECIAL ACCEPTANCE	4

VII	REINSURANCE PREMIUM	4

VIII	DEFINITIONS	5

	Declaratory Judgment Expense	5

	Ex Gratia Payment	5

	Extra Contractual Obligations/Loss in Excess of Policy Limits	5

	Loss Adjustment Expense	6

	Policy	7

	Risk	7

	Ultimate Net Loss	7

IX	NET RETAINED LINES	7

X	LIABILITY OF THE REINSURER	8

XI	THIRD PARTY RIGHTS	8

XII	NOTICE OF LOSS AND LOSS SETTLEMENTS	8

XIII	CURRENCY	8

XIV	RESERVES AND FUNDING	9

XV	TAXES	11

XVI	FEDERAL EXCISE TAX	11

XVII	FOREIGN ACCOUNT TAX COMPLIANCE ACT (“FATCA”)	12

XVIII	ACCESS TO RECORDS	13

XIX	CONFIDENTIALITY	14

XX	INDEMNIFICATION AND ERRORS AND OMISSIONS	15

XXI	INSOLVENCY	15

XXII	OFFSET	16

XXIII	ARBITRATION	17

Illinois Casualty Company
11399N16 (Eff: 1-1-16)
Property Facultative Per Risk XOL	12-4-15

XXIV	SERVICE OF SUIT	19

XXV	GOVERNING LAW	20

XXVI	ENTIRE AGREEMENT	20

XXVII	SALVAGE AND SUBROGATION	20

XXVIII	LATE PAYMENTS	20

XXIX	MODE OF EXECUTION	22

XXX	INTERMEDIARY	22

Nuclear Incident Exclusion Clause - Physical

Damage - Reinsurance - U.S.A.

Illinois Casualty Company
11399N16 (Eff: 1-1-16)
Property Facultative Per Risk XOL	12-4-15

PROPERTY FACULTATIVE PER RISK EXCESS OF LOSS

REINSURANCE CONTRACT

(the “Contract”)

between

ILLINOIS CASUALTY COMPANY (A MUTUAL INSURANCE COMPANY)

Rock Island, Illinois

including any and/or all of the subsidiary or affiliate companies that are now or may hereafter come under the ownership, management and/or control of the Company

(the “Company”)

and

THE SUBSCRIBING REINSURER(S) EXECUTING THE

INTERESTS AND LIABILITIES AGREEMENT(S)

ATTACHED HERETO

(the “Reinsurer”)

ARTICLE I

BUSINESS COVERED

A.	By this Contract the Reinsurer agrees to reinsure the Company’s liability under its Policies in force at the effective time and date hereof or issued or renewed at or after that time and date classified by the Company as Property business, including by not limited to Section I of Businessowners Policies (including Garagekeepers, Valet Parking), Equipment Breakdown, and Fine Arts business, subject to the terms, conditions, and limitations hereafter set forth.

B.	As respects multi-year Policies issued by the Company, the Policy shall be deemed renewed on each anniversary date.

ARTICLE II

RETENTION AND LIMIT

A.	The Company may cede and the Reinsurer shall be liable in respect of each loss, each Risk, for the Ultimate Net Loss over and above an initial Ultimate Net Loss of $4,000,000 each loss, each Risk, subject to a limit of liability to the Reinsurer of $5,000,000 each loss, each Risk.

B.	The maximum total insured value any one risk is $9,000,000.

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ARTICLE III

TERM

A.	This Contract shall become effective at 12:01 a.m., Standard Time, January 1, 2016, and shall apply to losses occurring at or after that time and date, and shall remain in effect until 12:01 a.m., Standard Time, January 1, 2017. “Standard Time” shall mean the time as described in the original Policy.

B.	Upon expiration of this Contract, the entire liability of the Reinsurer for losses occurring subsequent to the date of expiration shall cease concurrently with the date of expiration of this Contract.

C.	Notwithstanding the above, upon expiration of this Contract, the Company shall have the option of requiring that the Reinsurer remain liable under each Policy subject to this Contract that is in force on said expiration date in respect of all losses occurring during the run-off period. The Company’s option to exercise the run-off expiration must be formally notified to the Reinsurer as promptly as possible following Contract expiration. As respects each Policy ceded to this Contract, “run-off period” means the period from the expiration or termination (if applicable) of this Contract up to the first anniversary date, termination, or expiration date of such Policy, or until 12 months plus extensions and odd time not to exceed 18 months in all following the date of expiration, whichever occurs first.

D.	Notwithstanding the expiration or termination of the Reinsurer’s participation hereon, the provisions of this Contract shall continue to apply to all obligations and liabilities of the parties incurred hereunder until all such obligations and liabilities are fully performed and discharged.

ARTICLE IV

TERRITORY

The territorial limits of this Contract shall be identical with those of the Company’s Policies.

ARTICLE V

EXCLUSIONS

A.	This Contract shall not apply to and specifically excludes:

1.	Losses on Inland Marine Policies on the following classes:

a.	Negative Films, but not excluding such liability assumed under Camera Floaters, and similar forms;

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b.	Registered Mail;

c.	Docks, piers or wharves, other than those covered under a Homeowners Policy;

d.	Credit or Financial Guarantees, but not excluding installment floaters;

e.	Aviation Hulls;

f.	Ocean, river, and lake cargo, but not excluding lake, river, or intercoastal shipments when incidental to transportation Policies;

g.	Jewelers Block;

2.	Bodily Injury and Property Damage Liability, including Personal Injury Liability and Medical Payments, but not excluding property damage liability under Inland Marine Policies;

3.	Loss or damage resulting from hail damage to growing or standing crops;

4.	Loss or damage in respect of Lumber Mills and Lumber Yards;

5.	Any risk known to have an insured value in excess of $250,000,000, or any bridges, tunnels or dams;

6.	Liability assumed on behalf of, or as a member or reinsurer of, any pool, syndicate or association, including insurance guaranty associations or funds;

7.	Loss or damage occasioned by war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, martial law, or confiscation by order of any government or public authority, but not excluding loss or damage which would be covered under a standard form of Policy containing a standard war exclusion clause;

8.	Animal Mortality Insurance, but not excluding coverage for animals when written under a Property Policy if the loss is caused by an insured peril;

9.	Loss or damage excluded by the attached Nuclear Incident Exclusion Clause – Physical Damage – Reinsurance – U.S.A.;

10.	Loss, damage, cost or expense of whatsoever nature directly caused by, resulting from or in connection with mold, unless such loss, damage, cost or expense is the direct result of an otherwise covered peril, where such exclusion in a Policy is available by filed rules and has been approved for use by regulatory authorities;

11.	Loss or damage resulting from flood, when specifically insured as a named peril, but not excluding coverage under Inland Marine and Automobile Policies;

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12.	Ex Gratia Payments;

13.	Assumed reinsurance, except for agency and intercompany reinsurances; and

14.	Watercraft valued greater than $50,000.

B.	Except for exclusions 10 and 11, if the Company inadvertently issues a Policy falling within the scope of one or more of the preceding exclusions, such Policy shall be covered hereunder, provided that the Company issues, or causes to be issued, the required notice of cancellation within 30 days after a member of the executive or managerial staff at the Company’s home office having underwriting authority in the class of business involved becomes aware that the Policy applies to excluded classes, unless the Company is prevented from canceling said Policy within such period by applicable statute or regulation, in which case such Policy shall be covered hereunder until the earliest date on which the Company may cancel.

ARTICLE VI

SPECIAL ACCEPTANCE

A.	The Company will submit as a special acceptance any 1) shared and layered accounts; 2) accounts located in Mercalli 8 or above in the State of Missouri only (counties: Butler, Cape Girardeau, Dunkin, Mississippi, New Madrid, Pemiscot, Scott and Stoddard); 3) new locations with a construction of “frame/joint masonry” that are non-sprinkler with a total insured value greater than $6,000,000; and 4) locations with a total insured value greater than $9,000,000.

B.	Any renewal of a special acceptance agreed to for a predecessor contract to this Contract, shall automatically be covered hereunder.

ARTICLE VII

REINSURANCE PREMIUM

A.	As premium for the reinsurance provided hereunder, the Company shall pay the Reinsurer a rate *% per exposed values.

B.	The Company shall pay the Reinsurer a deposit premium of $* in four equal installments of $* on January 1, April 1, July 1 and October 1, 2016.

C.	Within 60 days after the expiration or termination of this Contract, the Company shall provide a report to the Reinsurer setting forth the premium due hereunder, computed in accordance with paragraph A. Any premium due the Reinsurer, less amounts previously paid as deposits or otherwise, shall accompany said report or any premium received by the Reinsurer that is in excess of the Company’s premium obligations hereunder shall be returned by the Reinsurer within 15 days of its receipt of said report

*	Confidential information has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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D.	The Company shall provide the Reinsurer a semi-annual bordereau of the in-force business covered hereunder within 30 days of June 30, 2016 and December 31, 2016.

ARTICLE VIII

DEFINITIONS

The terms set forth below, wherever they appear in this Contract and regardless of whether they appear in a singular or plural form, shall have the meanings given herein:

A.	Declaratory Judgment Expense

“Declaratory Judgment Expense” shall mean all expenses incurred by the Company in connection with a declaratory judgment action brought to determine the Company’s defense and/or indemnification obligations that are allocable to a specific claim subject to this Contract. Declaratory Judgment Expense shall be deemed to have been incurred on the date of the original loss giving rise to the declaratory judgment action.

B.	Ex Gratia Payment

“Ex Gratia Payment” means payment of any claim not covered by a Policy reinsured pursuant to this Contract.

C.	Extra Contractual Obligations/Loss in Excess of Policy Limits

1.	Extra Contractual Obligations

“Extra Contractual Obligations” shall mean those liabilities not covered under any other provision of this Contract, including any punitive, exemplary, compensatory, or consequential damages, which arise from the handling of any claim on business covered hereunder; such liabilities arising because of, but not limited to, the following: failure to settle within the Policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement, in preparation of the defense, in the trial of any action against its insured, reinsured, its insured’s or reinsured’s assignee or a third party claimant, or in the preparation or prosecution of an appeal consequent upon such action.

2.	Loss in Excess of Policy Limits

“Loss in Excess of Policy Limits” shall mean amounts paid or damages payable by the Company in excess of the Policy limit as a result of alleged or actual negligence, fraud, or bad faith in failing to settle, and/or rejecting a settlement within the Policy limit, in the preparation of the defense, in the trial of any action against its insured, reinsured, its insured’s or reinsured’s assignee or a third party claimant, or in the preparation or

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prosecution of an appeal consequent upon such action. Loss in Excess of Policy Limits is any amount for which the Company would have been contractually liable to pay had it not been for the limits of the reinsured Policy.

3.	Coverage for Extra Contractual Obligations loss and/or Loss in Excess of Policy Limits shall not apply when such loss has been incurred due to an adjudicated finding of fraud committed by a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with a member of the Board of Directors or a corporate officer or a partner of any other corporation or partnership.

4.	Any Extra Contractual Obligations and/or Loss in Excess of Policy Limits shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the Policy.

D.	Loss Adjustment Expense

“Loss Adjustment Expense” means costs and expenses incurred by the Company in connection with the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim or loss, or alleged loss, including but not limited to:

1.	court costs;

2.	costs of supersedeas and appeal bonds;

3.	monitoring counsel expenses;

4.	legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, including but not limited to declaratory judgment actions;

5.	post-judgment interest;

6.	pre-judgment interest, unless included as part of an award or judgment;

7.	a pro rata share of salaries and expenses of Company field employees, calculated in accordance with the time occupied in adjusting such loss, and expenses of other Company employees who have been temporarily diverted from their normal and customary duties and assigned to the field adjustment of losses covered by this Contract; and

8.	subrogation, salvage and recovery expenses.

“Loss Adjustment Expense” does not include salaries and expenses of the Company’s employees, except as provided in subparagraph (7) above, and office and other overhead expenses.

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E.	Policy

“Policy” shall mean the Company’s binders, policies, endorsements and contracts, whether written or oral, providing insurance or reinsurance on the business covered under this Contract.

F.	Risk

“Risk” shall be subject to definition solely by the Company.

G.	Ultimate Net Loss

“Ultimate Net Loss” shall mean the amount of any settlement, award, or judgment paid by the Company or for which the Company has become liable to pay, including 1) Loss Adjustment Expense, 2) any pre-judgment interest that is included as part of an award or judgment, and 3) 100% of Loss in Excess of Policy Limits, 100% of Extra Contractual Obligations, after making deductions for all recoveries, salvages, and subrogations, which are actually recovered, and all claims on inuring reinsurance, whether collectible or not; provided, however, that in the event of the insolvency of the Company, payment by the Reinsurer shall be made in accordance with the provisions of the INSOLVENCY ARTICLE. In the event a verdict or judgment is reduced by appeal or a settlement, subsequent to the entry of the judgment, however, resulting in an ultimate saving on such verdict or judgment, or a judgment is reversed outright, the loss expense incurred in securing such final reduction or reversal will be prorated between the Reinsurers and the Company in the proportion that each benefits from such reduction or reversal. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Company’s Ultimate Net Loss has been ascertained.

ARTICLE IX

NET RETAINED LINES

A.	This Contract applies only to that portion of any Policy that the Company retains net for its own account (prior to deduction of any underlying reinsurance) and, in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Contract attaches, only loss or losses in respect of that portion of any Policy that the Company retains net for its own account shall be included.

B.	The amount of the Reinsurer’s liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurers, whether specific or general, any amounts that may have become due from such reinsurers, whether such inability arises from the insolvency of such other reinsurers or otherwise.

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ARTICLE X

LIABILITY OF THE REINSURER

All reinsurances for which the Reinsurer shall be liable by virtue of this Contract shall be subject in all respects to the same terms, conditions, interpretations, and waivers and to the same modifications, alterations, and cancellations, as the respective Policies to which such reinsurances relate, the true intent of the parties to this Contract being that the Reinsurer shall follow the fortunes of the Company.

ARTICLE XI

THIRD PARTY RIGHTS

This Contract is solely between the Company and the Reinsurer, and in no instance shall any other party have any rights under this Contract except as expressly provided otherwise in the INSOLVENCY ARTICLE.

ARTICLE XII

NOTICE OF LOSS AND LOSS SETTLEMENTS

A.	The Company shall advise the Reinsurer of all claims or losses that, in the opinion of the Company, may result in a claim hereunder. Furthermore, the Company shall notify the Reinsurer of all subsequent developments to any claims and losses that, in the opinion of the Company, may materially affect the position of the Reinsurer, such advices to include any loss for which the amount incurred is 50% or more of the Company’s retention, but inadvertent omission in dispatching any notices shall in no way affect the obligations of the Reinsurer under this Contract, provided the Company informs the Reinsurer of such omission promptly upon discovery.

B.	All loss settlements made by the Company that are within the terms and conditions of this Contract shall be binding upon the Reinsurer. Upon receipt of evidence of the amount paid or to be paid, the Reinsurer agrees to pay within 15 days of its receipt of such evidence its share of each such amount.

ARTICLE XIII

CURRENCY

A.	Whenever the word “Dollars” or the “$” sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

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B.	Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

ARTICLE XIV

RESERVES AND FUNDING

A.	The Reinsurer shall provide funding under the terms of this Article only if the Company will be denied statutory credit for reinsurance ceded to that Reinsurer pursuant to the credit for reinsurance law or regulations of the regulatory authority having jurisdiction over the Company’s reserves.

B.	As regards Policies issued by the Company coming within the scope of this Contract, the Company agrees that, when it files with the insurance regulatory authority or sets up on its books reserves for liabilities which it is required by law to set up, it shall forward to the Reinsurer a report showing the proportion of such reserves which is applicable to the Reinsurer. The Reinsurer shall fund 100% of its portion of such reserves in respect of:

1.	Loss and loss expense paid by the Company but not recovered from the Reinsurer;

2.	Known outstanding losses that have been reported to the Reinsurer and loss expense relating thereto;

3.	Reserves for loss and loss expense incurred but not reported;

4.	Unearned premium (if applicable);

5.	Other amounts recoverable reported in Schedule F of the Company’s NAIC Statement;

as shown in the report prepared by the Company (hereinafter referred to as “Reinsurer’s Obligations”). The Reinsurer’s Obligations shall be funded by funds withheld, cash advances, escrow accounts for the benefit of the Company, Letters of Credit (“LOC”), Trust Account, or a combination thereof. The Reinsurer shall have the option of determining the method of funding, subject always to the provision that (a) the method of funding and (b) the terms and provisions of any such LOC or Trust Account and (c) the quality of assets in any Trust Account are all acceptable to the Company and also meet the requirements of each applicable insurance regulatory authority having jurisdiction over the Company’s reserves. In the event a provision of any such funding instrument jeopardizes the Company’s ability to obtain full credit for reinsurance, such provision shall be void and shall be amended to comply with applicable credit for reinsurance requirements. The Reinsurer shall provide funding and/or any adjustments thereto in time for the Company to meet the requirements of each applicable insurance regulatory authority having jurisdiction over the Company’s reserves, provided that the Company sends the report of Reinsurer’s Obligations at least 15 days prior to the date such funding is required.

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C.	When funding in whole or in part by an LOC, the Reinsurer agrees to apply for and secure timely delivery to the Company of a clean, irrevocable and unconditional LOC dated on or before December 31 of the year in which the request is made (on or before the last day of the calendar quarter for any quarterly adjustment), issued by a member of the Federal Reserve System or any bank approved for use by the NAIC Securities Valuation Office, and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves. Such LOC shall be issued for a period of not less than one year and shall include an “evergreen clause,” which automatically extends the term for at least one additional year at each expiration date unless 60 days (or such other time period as may be required by the applicable insurance regulatory authorities) prior to any expiration date the issuing bank notifies the Company by certified or registered mail that the issuing bank elects not to consider the LOC extended for any additional period.

D.	The Reinsurer and Company agree that any funding provided by the Reinsurer pursuant to the provisions of this Contract may be drawn upon at any time, notwithstanding any other provision of this Contract, and be utilized by the Company or any successor, by operation of law, of the Company including, without limitation, any liquidator, rehabilitator, receiver, or conservator of the Company for the following purposes:

1.	To reimburse the Company for the Reinsurer’s share of unearned premium on Policies reinsured hereunder on account of cancellations of such Policies;

2.	To reimburse the Company for the Reinsurer’s Obligations, the payment of which is due under the terms of this Contract and which has not been otherwise paid;

3.	To make refund of any sum which is in excess of the actual amount required to pay the Reinsurer’s Obligations under this Contract (or in excess of 102% of Reinsurer’s Obligations, if funding is provided by a Trust Account);

4.	To fund an account with the Company for the Reinsurer’s Obligations if such LOC is under notice of non-renewal or not replaced by the Reinsurer within 10 days prior to its expiration. Such cash deposit shall be held in an interest bearing account separate from the Company’s other assets, and interest thereon not in excess of the prime rate shall accrue to the benefit of the Reinsurer;

5.	To pay the Reinsurer’s share of any other amounts the Company claims are due under this Contract.

In the event the amount drawn by the Company on any funding provided by the Reinsurer is in excess of the actual amount required for subparagraph 1, 2, or 4 or, in the case of subparagraph 5, the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn. All of the foregoing shall be applied without diminution because of insolvency on the part of the Company or the Reinsurer.

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E.	The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

F.	At annual intervals, or more frequently but never more frequently than quarterly, the Company shall prepare a specific report of the Reinsurer’s Obligations, for the sole purpose of amending the LOC or other method of funding, in the following manner:

1.	If the report shows that the Reinsurer’s Obligations exceed the available balance of the funds withheld and/or cash advances and/or escrow accounts and/or LOC and/or Trust Account as of the report date, the Reinsurer shall, within 30 days after receipt of notice of such excess, make an adjustment to increase the available balance of funds withheld and/or cash advances and/or LOC and/or Trust Account by the amount of such excess.

2.	If, however, the report shows that the Reinsurer’s Obligations are less than the available balance of the funds withheld and/or cash advances and/or escrow accounts and/or LOC and/or 102% of the balance of the Trust Account if funding is provided by Trust Account, as of the report date, the Company shall, within 30 days after receipt of written request from the Reinsurer, release such excess funding by making or allowing an adjustment to the funds withheld and/or cash advances and/or escrow accounts and/or LOC and/or Trust Account.

G.	Should the Reinsurer be in breach of its obligations under this Article, notwithstanding anything to the contrary elsewhere in this Contract, the Company may seek relief in respect of said breach from any court having competent jurisdiction over the parties hereto.

ARTICLE XV

TAXES

The Company shall pay applicable taxes (except Federal Excise Tax, if any) on premiums reported to the Reinsurer under this Contract.

ARTICLE XVI

FEDERAL EXCISE TAX

A.	The Reinsurer has agreed to allow the applicable percentage of the premium payable hereon (as imposed under the Internal Revenue Code) for the purpose of paying Federal Excise Tax to the extent such premium is subject to such tax. Should the Reinsurer claim exempt status from Federal Excise Tax, it shall provide to the Company, upon its request, proof that the exempt status adequately satisfies the rules as imposed under the Internal Revenue Code and any other applicable U.S. government authority.

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B.	In the event of any return premium becoming due hereunder, the Reinsurer shall deduct the applicable percentage from the return premium payable hereon and the Company or its agent shall recover such tax from the United States Government.

C.	As respects premiums ceded to the Reinsurer under this Contract, the Reinsurer agrees to indemnify the Company for any liability, expense, interest, or penalty it may incur by reason of the Reinsurer’s breach of this Article.

ARTICLE XVII

FOREIGN ACCOUNT TAX COMPLIANCE ACT (“FATCA”)

A.	The Reinsurer hereby acknowledges the requirements of Sections 1471-1474 U.S. Internal Revenue Code of 1986, as amended, and the Treasury regulations and other guidance issued from time to time thereunder (“FATCA”) and the obligation to provide to the Company and the intermediary named in the INTERMEDIARY ARTICLE (hereinafter referred to as the “Intermediary”) a valid Internal Revenue Service (“IRS”) Form W8-BEN-E, W-9 or other documentation meeting the requirements of the FATCA regulations to establish the Reinsurer is not subject to any withholding requirement pursuant to FATCA (the “Required Documentation”).

B.	The Reinsurer shall notify the Company and Intermediary in writing (by electronic mail, certified mail or overnight mail using a nationally recognized overnight delivery service) in the event the Reinsurer is not compliant with FATCA. If the Reinsurer has not provided the Company and Intermediary with the Required Documentation thirty (30) days prior to any premium due date, or becomes non-compliant with FATCA at any later date, the Withholding Agent [as defined in U.S. Treasury Regulation Section 1.1471-1(b)(147)] shall withhold thirty percent (30%) of any premium payment to the Reinsurer under this Contract and shall promptly notify the Reinsurer of such withholding (“Withholding”). The Reinsurer hereby agrees to such Withholding.

C.	In the event the Reinsurer is subject to Withholding as set forth under FATCA, the Reinsurer continues to remain fully liable for all of its obligations under this Contract. The Withholding under paragraph B above does not constitute a breach of contract, any premium payment condition, warranty or other clause of this Contract. Reinsurer(s) subject to Withholding may not terminate, cancel, revoke or restrict this Contract, may not terminate, cancel, revoke or restrict coverage under this Contract in any manner and may not deny, refuse, restrict or delay payment of any claim under this Contract or invoke any interest, penalty or other late payment provision hereunder, based on the Withholding. The Reinsurer subject to Withholding shall be liable under this Contract as if no Withholding had been made.

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D.	Amounts deducted or withheld as Withholding are not subject to offset. Offset rights, if any, under this Contract are hereby amended in accordance with the terms of this Article.

E.	The Reinsurer shall indemnify the Company and its agents for any and all liability, expense, interest or penalty the Company and its agents incur, based upon, arising from or in connection with (i) any inaccurate or invalid Required Documentation; or (ii) any violation by the Reinsurer of FATCA. Such indemnity shall survive the expiration or termination of this Contract.

ARTICLE XVIII

ACCESS TO RECORDS

A.	The Reinsurer or its designated representative(s) approved by the Company, upon providing reasonable advance notice to the Company, shall have access at the offices of the Company or at a location to be mutually agreed, at a time to be mutually agreed, to inspect the Company’s underwriting, accounting, or claim files pertaining to the subject matter of this Contract. The Company shall determine the manner in which files shall be accessed by the Reinsurer. The Reinsurer may, at its own expense, reasonably request copies of such files and agrees to pay the Company’s reasonable costs (including staff expense and other overhead costs) incurred in procuring such copies.

B.	The Reinsurer or its designated representative(s) shall not have access to Protected Records related to a claim ceded to this Contract; however, the Reinsurer shall be permitted to have access to those Protected Records described in subparagraph F.2 of this Article after the Company’s final settlement or final adjudication of such underlying claim. If Protected Records are withheld, the Company shall advise the Reinsurer accordingly and the Company shall take reasonable steps to provide the Reinsurer with sufficient information to determine its liability hereunder. Further, the Reinsurer or its designated representative(s) shall not have access to any communications with any other reinsurer supporting the Company in respect of business subject to this Contract and shall not have access to Protected Records relating to any dispute between the Company and the Reinsurer.

C.	If any undisputed amounts are overdue from the Reinsurer to the Company, the Reinsurer shall have access to such records only upon payment of all such overdue amounts.

D.	Upon completion of the audit, the Reinsurer and its representative(s) shall consult with the Company promptly and in good faith, no later than 30 days after the completion of the audit unless otherwise agreed, with respect to any and all questions or issues raised by the audit. If, as a result of the Reinsurer’s inspection of the Company’s files, any claim is denied, contested, or disputed, the Reinsurer shall promptly provide the Company with a summary of any reports or analysis completed by the Reinsurer’s personnel or by any third party on behalf of the Reinsurer outlining the findings of the inspection and identifying the reasons for contesting or disputing the subject claim.

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E.	Nothing in this Article requires the Company to maintain or to make available any document for longer than the period required by the Company’s document retention policies and procedures or the period required by applicable statute or regulation, whichever is greater.

F.	“Protected Records” are defined as communications, files, records, documents, or books:

1.	Deemed by the Company to concern Trade Secrets of the Company (Trade Secrets shall have the meaning provided in Section 1839 of the United States Economic Espionage Act of 1996); or

2.	Deemed by the Company to be subject to attorney-client privilege or work product rule protection; or

3.	Concerning individual private information that as a matter of law cannot be disclosed by the Company.

ARTICLE XIX

CONFIDENTIALITY

A.	The Reinsurer hereby acknowledges that the documents, information, and data provided to the Reinsurer by the Company, whether directly or through an authorized agent, in connection with the placement and execution of this Contract, inspection pursuant to the ACCESS TO RECORDS ARTICLE, or any other information relating to this Contract, (“Confidential Information”) are proprietary and confidential to the Company.

B.	Absent the written consent of the Company, the Reinsurer shall not disclose any Confidential Information to any third parties, including any affiliated companies, except when:

1.	The disclosure is to an authorized agent of the Reinsurer performing underwriting, claim handling, pricing, placement, and/or evaluation services for the Reinsurer; or

2.	The Confidential Information is publicly known or has become publicly known through no unauthorized act of the Reinsurer; or

3.	Required by retrocessionaires subject to the business ceded to this Contract; or

4.	Required by regulators performing an audit of the Reinsurer’s records and/or financial condition; or

5.	Required by auditors performing an audit of the Reinsurer’s records in the normal course of business; or

6.	Required by legal counsel.

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C.	Further, the Reinsurer agrees not to use any Confidential Information for any purpose not permitted by this Contract or not related to the performance of their obligations or enforcement of their rights under this Contract.

D.	Notwithstanding the above, in the event that the Reinsurer is required by court order, other legal process, or any regulatory authority to release or disclose any Confidential Information, the Reinsurer agrees to provide the Company written notice of same prior to such release or disclosure and to use its reasonable best efforts to assist the Company in maintaining the confidentiality provided for in this Article.

E.	The provisions of this Article shall extend to the officers, directors, and employees of the Reinsurer and its affiliates, who have received Confidential Information in accordance with this Contract, and shall be binding upon their successors and assigns.

ARTICLE XX

INDEMNIFICATION AND ERRORS AND OMISSIONS

A.	The Reinsurer is reinsuring, subject to the terms and conditions of this Contract, the obligations of the Company under any Policy. The Company shall be the sole judge as to:

1.	what shall constitute a claim or loss covered under any Policy;

2.	the Company’s liability thereunder;

3.	the amount or amounts that it shall be proper for the Company to pay thereunder.

B.	The Reinsurer shall be bound by the judgment of the Company as to the obligation(s) and liability(ies) of the Company under any Policy.

C.	Any inadvertent error, omission or delay in complying with the terms and conditions of this Contract shall not be held to relieve either party hereto from any liability that would attach to it hereunder if such error, omission or delay had not been made, provided such error, omission or delay is rectified immediately upon discovery.

ARTICLE XXI

INSOLVENCY

A.

In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator, or statutory successor, with reasonable provision for verification, on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator, or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator, or statutory

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successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company, indicating the Policy reinsured which claim would involve a possible liability on the part of the Reinsurer, within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator, or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a proportionate share of the benefit that may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

B.	Where two or more Reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Company.

C.	It is further agreed that, in the event of the insolvency of the Company, the reinsurance under this Contract shall be payable directly by the Reinsurer to the Company or its liquidator, receiver, conservator, or statutory successor, except 1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the Company or 2) where the Reinsurer with the consent of the direct insured or insureds has assumed such Policy obligations of the Company as direct obligations of the Reinsurer to the payee under such Policies and in substitution for the obligations of the Company to such payees.

D.	In the event of the insolvency of any company or companies listed in the designation of “Company” under this Contract, this Article shall apply only to the insolvent company or companies.

E.	In the event of the insolvency of any company or companies covered hereunder, the laws of the applicable domiciliary state(s) shall apply. In the event of a conflict between any provision of this Article and the laws of the domiciliary state of any company or companies covered hereunder, that domiciliary state’s laws shall prevail.

ARTICLE XXII

OFFSET

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise; however, in the event of the insolvency of any party hereto, offset shall be in accordance with applicable law.

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ARTICLE XXIII

ARBITRATION

A.	As a condition precedent to any right of action hereunder, any irreconcilable dispute arising out of the interpretation, performance, or breach of this Contract, including the formation or validity thereof, whether arising before or after the expiry or termination of the Contract, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration shall be in writing and sent by certified mail, return receipt requested, or such reputable courier service as is capable of returning proof of receipt of such notice by the recipient to the party demanding arbitration.

B.	Notwithstanding the provisions of the foregoing paragraph, the Company shall have the option to either litigate or arbitrate any dispute in which the Reinsurer makes any allegation of misrepresentation, non-disclosure, concealment, fraud, or bad faith.

C.	One arbitrator shall be appointed by each party. If the responding party fails to appoint its arbitrator within 30 days after its receipt of the claimant party’s notice requesting arbitration, the claimant party, after 10 days’ notice by certified mail or reputable courier as provided above of its intention to do so, may appoint the second arbitrator.

D.	The two arbitrators shall, before instituting the hearing, appoint an impartial third arbitrator who shall preside at the hearing. Should the two arbitrators fail to choose the third arbitrator within 30 days of the appointment of the second arbitrator, the parties shall appoint the third arbitrator pursuant to the AIDA Reinsurance and Insurance Arbitration Society – U.S. (ARIAS) Umpire Selection Procedure. All arbitrators shall be disinterested active or former senior executives of insurance or reinsurance companies or Underwriters at Lloyd’s, London. In the event of the resignation or death of any arbitrator, a replacement shall be appointed in the same manner as the resigning or deceased arbitrator was appointed and the newly constituted panel shall take all necessary and/or reasonable measures to continue the arbitration proceedings without additional delay.

E.	Within 30 days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings. The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. Unless the panel agrees otherwise, arbitration shall take place in Rock Island, Illinois, but the venue may be changed when deemed by the panel to be in the best interest of the arbitration proceeding. Insofar as the arbitration panel looks to substantive law, it shall consider the law of the State of Illinois. The decision of any two arbitrators when rendered in writing shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

F.	The panel shall make its decision as promptly as possible following the termination of the hearings, considering the terms and conditions expressed in this Contract and the custom and practice of the applicable insurance and reinsurance business. Judgment upon the award may be entered in any court having jurisdiction thereof.

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G.	Arbitration proceedings are subject to consolidation as follows:

1.	Single contract, multiple reinsurers, common issue: If more than one Reinsurer is involved in arbitration where there are common questions of law or fact and a possibility of conflicting awards or inconsistent results, all such Reinsurers, at the Company’s request, shall be joined in a single arbitration proceeding and shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the Reinsurers constituting the one party; provided, however, that nothing therein shall impair the rights of such Reinsurers to assert several, rather than joint defenses or claims, nor be construed as changing the liability of the Reinsurers under the terms of this Contract from several to joint.

2.	Single reinsurer, multiple contracts, common issue: If any Reinsurer to this Contract has subscribed to other reinsurance contracts with the Company, under which a dispute has arisen where there are common questions of law or fact with the dispute being arbitrated under this Contract and a possibility of conflicting awards or inconsistent results, the Reinsurer, at the Company’s request, shall arbitrate all such reinsurance disputes involving the same loss or common questions of law or fact in one consolidated proceeding, subject to the provisions of this Article.

3.	Single reinsurer, multiple contracts: If any Reinsurer to this Contract has subscribed to other reinsurance contracts with the Company and various disputes have arisen under such contracts, regardless of whether or not there are common questions of law or fact, if mutually agreed to by the parties hereto, the parties shall arbitrate all reinsurance disputes in one consolidated proceeding, subject to the provisions of this Article.

The agreement to consolidate disputes under this Contract and one or more other reinsurance contracts will supersede all other reinsurance contracts entered into between the Company and the Reinsurer, regardless of whether any other reinsurance contract may require or address consolidation.

H.	Each party shall bear the expense of the arbitrator selected by or for it and shall jointly and equally bear with the other party the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorneys fees, to the extent permitted by law.

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ARTICLE XXIV

SERVICE OF SUIT

(This Article is applicable if the Reinsurer is not domiciled in the United States of America and/or is not authorized in any State, Territory, or District of the United States where authorization is required by insurance regulatory authorities. This Article is not intended to conflict with or override the obligation of the parties to arbitrate their disputes in accordance with the ARBITRATION ARTICLE.)

A.	In the event of the failure of the Reinsurer to perform its obligations under this Contract, the Reinsurer, at the request of the Company, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Reinsurer, once the appropriate court is selected, whether such court is the one originally chosen by the Company and accepted by the Reinsurer or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against it upon this Contract, and shall abide by the final decision of such court or of any appellate court in the event of an appeal. The validity and/or enforceability of any arbitration award or judgment obtained in the United States shall not be contested by the Reinsurer in any jurisdiction outside of the United States.

B.	Service of process in such suit may be made upon the law firm of Mendes and Mount, 750 Seventh Avenue, New York, NY 10019, or another party specifically designated by the Reinsurer in its Interests and Liabilities Agreement attached hereto.

C.	Further, pursuant to any statute of any state, territory or district of the United States that makes provision therefor, the Reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance, or other officer specified for that purpose in the statute, or his/her successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceedings instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

D.	The individual named in Paragraph C shall be deemed the Reinsurer’s agent for the service of process:

1.	where the address designated in, or pursuant to paragraph B is invalid; or

2.	to the extent necessary to bring this Contract into conformity with the applicable law of a state with jurisdiction over the Company.

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ARTICLE XXV

GOVERNING LAW

This Contract shall be governed as to performance, administration, and interpretation by the laws of the State of Illinois, exclusive of that state’s rules with respect to conflicts of law.

ARTICLE XXVI

ENTIRE AGREEMENT

This Contract shall constitute the entire agreement between the parties with respect to the business being reinsured hereunder and no understandings exist between the parties other than those expressed in this Contract. Any change or modification to this Contract shall be null and void unless made by amendment to this Contract and signed by both parties. This Article shall not be construed as limiting in any way the admissibility, in the context of an arbitration or any other legal proceeding, of evidence regarding the formation, interpretation, purpose, or intent of this Contract.

ARTICLE XXVII

SALVAGE AND SUBROGATION

A.	The Company, at its sole discretion, may enforce its right to salvage and/or subrogation and may prosecute all claims arising out of such right.

B.	Amounts recovered from salvage and/or subrogation shall be used to reimburse the Company’s excess reinsurers, including the Reinsurer hereon (and the Company, should it carry a portion of excess coverage net) in the reverse order of their participation in the loss before being used in any way to reimburse the Company for its primary loss. The expense incurred by the Company in pursuing any such recovery shall be borne by each party in proportion to its benefit (if any) from the recovery. If the recovery expense exceeds the amount recovered, the amount recovered (if any) shall be applied to the reimbursement of recovery expense incurred by the Company and the remaining expense shall be included in Ultimate Net Loss.

ARTICLE XXVIII

LATE PAYMENTS

(The provisions of this Article shall not be implemented unless specifically invoked by the Company in writing.)

A.	In the event that any amount due the Company is not received by the intermediary named in the INTERMEDIARY ARTICLE (hereinafter referred to as the “Intermediary”) by the payment due date, the Company may, by notifying the Intermediary in writing, require the Reinsurer to pay, and the Reinsurer agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

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1.	The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

2.	1/365ths of a rate equal to the U.S. Prime Rate as published in The Wall Street Journal on the first business day following the date a remittance becomes due plus 300 basis points; times

3.	The amount past due, including accrued interest.

It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties has been received by the Intermediary.

B.	The establishment of the payment due date shall, for purposes of this Article, be as follows:

1.	As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable Article of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 14 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

2.	Any claim or loss payment due the Company hereunder shall be deemed due 14 days after the proof of loss or demand for payment is transmitted to the Reinsurer by the Intermediary. If such loss or claim payment is not received within the 14 days, interest will accrue on the payment or amount overdue in accordance with paragraph A above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

3.	As respects any payment, adjustment or return due the Company not otherwise provided for in subparagraphs 1 and 2 above, the due date shall be as provided for in the applicable Article of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 14 days following transmittal by the Intermediary of written notification that the provisions of this Article have been invoked.

For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

C.

The validity of any claim or payment may be contested under the provisions of this Contract. If the Reinsurer prevails in an arbitration, or any other proceeding, there shall be no interest penalty due. Otherwise, any interest shall be calculated and due as outlined above. Furthermore, if the Reinsurer pays any claim hereunder that it is contesting and

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prevails in such action, the Company shall return such payment plus pay interest on same, at a rate calculated as per the provisions of paragraph A, above; however, such calculation is to begin from the actual date of remittance of funds from the Reinsurer through the date the funds are returned.

D.	If the interest rate provided under this Article exceeds the maximum interest rate allowed by applicable law, such interest rate shall be modified to the highest rate permitted by the applicable law.

ARTICLE XXIX

MODE OF EXECUTION

This Contract may be executed either by an original written ink signature of paper documents, by an exchange of facsimile copies showing the original written ink signature of paper documents, or by electronic signature by either party employing appropriate software technology as to satisfy the parties at the time of execution that the version of the document agreed to by each party shall always be capable of authentication and satisfy the same rules of evidence as written signatures. The use of any one or a combination of these methods of execution shall constitute a legally binding and valid signing of this Contract. This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

ARTICLE XXX

INTERMEDIARY

Willis Re Inc. is hereby recognized as the intermediary negotiating this Contract and through whom all communications relating thereto shall be transmitted to the Company or the Reinsurer. Payments by the Company to Willis Re Inc. shall be deemed to constitute payment to the Reinsurer and payments by the Reinsurer to Willis Re Inc. shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.

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IN WITNESS WHEREOF, the Company by its duly authorized representative has executed this Contract as of the date specified below:

Signed this                                              day of                                                              , 2015.

ILLINOIS CASUALTY COMPANY (A MUTUAL INSURANCE COMPANY)

By /s/ Arron K. Sutherland
Printed Name Arron K. Sutherland
Title President/CEO

Illinois Casualty Company
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NUCLEAR INCIDENT EXCLUSION CLAUSE – PHYSICAL

DAMAGE – REINSURANCE – U.S.A.

1)	This Agreement does not cover any loss or liability accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2)	Without in any way restricting the operation of paragraph (1) of this Clause, this Agreement does not cover any loss or liability accruing to the Reinsured, directly or indirectly and whether as Insurer or Reinsurer, from any Insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

I.	Nuclear reactor power plants including all auxiliary property on the site, or

II.	Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and “critical facilities” as such, or

III.	Installations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material,” and for reprocessing, salvaging, chemically separating, storing or disposing of “spent” nuclear fuel or waste materials, or

IV.	Installations other than those listed in paragraph 2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3)	Without in any way restricting the operations of paragraphs 1) and 2) hereof, this Agreement does not cover any loss or liability by radioactive contamination accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph 3) shall not operate

a)	where the Reinsured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

b)	where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However, on and after 1st, January 1960, this sub-paragraph b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Government Authority having jurisdiction thereof.

4)	Without in any way restricting the operations of paragraphs 1), 2) and 3) hereof, this Agreement does not cover any loss or liability by radioactive contamination accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5)	It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reinsured to be the primary hazard.

6)	The term “special nuclear material” shall have the meaning given it in the Atomic Energy Act of 1954, or by any law amendatory thereof.

7)	Reinsured to be sole judge of what constitutes:

a)	substantial quantities, and

b)	the extent of installation, plant or site.

NOTE: Without in any way restricting the operations of paragraph 1) hereof, it is understood and agreed that:

a)	all policies issued by the Reinsured on or before 31st, December 1957, shall be free from the application of the other provisions of this Clause until expiry date or 31st, December 1960, whichever first occurs whereupon all the provisions of this Clause shall apply,

b)	with respect to any risk located in Canada policies issued by the Reinsured on or before 31st, December 1958, shall be free from the application of the other provisions of this Clause until expiry date or 31st, December 1960, whichever first occurs whereupon all the provisions of this Clause shall apply.

12/12/57

N.M.A. 1119

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INTERESTS AND LIABILITIES AGREEMENT

(the “Agreement”)

of

ASCOT UNDERWRITING LIMITED (#1414)

(the “Subscribing Reinsurer”)

with respect to the

PROPERTY FACULTATIVE PER RISK EXCESS OF LOSS

REINSURANCE CONTRACT

(the “Contract”)

issued to

ILLINOIS CASUALTY COMPANY (A MUTUAL INSURANCE COMPANY)

Rock Island, Illinois

(the “Company”)

The Subscribing Reinsurer shall have a 100.00% share in the interests and liabilities of the “Reinsurer” as set forth in the Contract attached hereto and executed by the Company.

This Agreement shall commence at 12:01 a.m., Standard Time, January 1, 2016, and shall continue in force until 12:01 a.m., Standard Time, January 1, 2017, unless earlier terminated in accordance with the attached Contract.

The share of the Subscribing Reinsurer in the interests and liabilities of the “Reinsurer” shall be several and not joint with the share of any other subscribing reinsurer. In no event shall the Subscribing Reinsurer participate in the interests and liabilities of the other subscribing reinsurers.

IN WITNESS WHEREOF, the Subscribing Reinsurer by its duly authorized representative has executed this Agreement as of the date specified below:

Signed this                                     day of                                                          , 2015.

ASCOT UNDERWRITING INC.

on behalf of

ASCOT UNDERWRITING LIMITED (#1414)

By /s/ Rory Cline
Printed Name Rory Cline Title President Ascot International

Illinois Casualty Company
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Property Facultative Per Risk XOL	12-4-15